Exhibit 99.1

Itron Announces Patent Litigation Settlement

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--July 15, 2016--Itron, Inc. (NASDAQ:ITRI) today announced that it has reached an agreement to settle patent litigation claims brought by TransData, Inc. against Itron and certain Itron customers.

The parties have mutually agreed to dismiss all litigation claims related to TransData’s patents. Itron and Itron’s customers will not be subject to any further infringement claims in connection with these TransData patents. Financial terms of the settlement were not disclosed. Itron previously recorded a financial reserve in 2015 for estimated settlement costs related to this matter and will record adjustments to the amount in 2016 to reflect the final agreement.

Itron provided the following statement regarding the agreement:

“Itron has a long track record of innovation, including more than 1,000 patents issued and pending. We are pleased to have reached a resolution to this matter on mutually agreeable terms and look forward to continuing to serve our customers as a leader in designing smart communicating meter systems.”

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc.

Forward-Looking Statements

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the timing and ability to regain compliance with the reporting obligations of the Securities and Exchange Commission within any exemption period granted by NASDAQ, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2015 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

CONTACT:
Itron, Inc.
Sharelynn Moore, 509-891-3524
Vice President, Global Marketing and Public Affairs
or
Barbara Doyle, 509-891-3443
Vice President, Investor Relations